Exhibit 99.6

Dear Transcend Colleagues –

As Sue and Larry discussed in today’s meeting, I’m very pleased to celebrate Nuance’s definitive agreement to acquire Transcend. While I will be onsite tomorrow at Transcend, it was important to me to reach out to you today with the following message.

At Nuance, we’re proud to partner with healthcare organizations of all sizes, from the single provider to the largest national hospital network, to improve clinical documentation. Through our delivery of market leading speech-based technology and services, Nuance has dramatically improved medical transcription processing through automation and through enabling better ways of capturing clinical information.

Today, Nuance’s healthcare solutions are used by more than 10,000 healthcare institutions worldwide to capture and document more than 1 billion patient records a year in the most efficient and cost effective way possible.

With Transcend’s excellent customer service, high-quality reports and talented team, Nuance will be able to deliver the highest-quality transcription and editing services to a growing set of healthcare organizations. We are very impressed with Transcend’s 98 percent customer retention rate and consistent ranking among the very top companies with KLAS, and we’re looking forward to having you as part of our team. The prospect of adding Transcend to our healthcare business sets the tone for an exceptional year for Nuance Transcription Services.

Between now and the close of the acquisition, we will be working to plan for the integration of Transcend and Nuance, and the leadership team will keep you apprised of new developments as they arise.

Thank you and I look forward to seeing you tomorrow,

Janet Dillione

EVP and GM, Nuance Healthcare Division

Important Information about the Tender Offer

The Offer described herein has not yet commenced, and the information attached is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the Offer is commenced, Nuance will cause Merger Sub to file a tender offer statement on Schedule TO with the SEC and Transcend will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. Investors and Transcend stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer statement and the solicitation/recommendation statement will be made available free of charge to all stockholders of Transcend at www.trcr.com or by contacting Transcend at One Glenlake Parkway, Suite 1325, Atlanta, Georgia 30328, Attn: Investor Relations (678) 808-0600.

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.

Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Transcend stockholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, business partners or governmental entities; as well as risks detailed from time to time in Transcend’s public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, subsequent quarterly filings on Form 10-Q and the solicitation/recommendation statement to be filed in connection with the tender offer. The information contained herein is as of the date hereof. Transcend disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the filing of this information or otherwise, except as expressly required by law. Copies of Transcend’s public disclosure filings are available from the company.